Consent of Independent Registered Public Accounting Firm

Board of Directors and Shareholder
Nationwide Life and Annuity Insurance Company:

We consent to the incorporation by reference in this Registration Statement on Form N-6 of Nationwide Life and Annuity Insurance Company filed pursuant to Rule 485(b) of the Securities Act of 1933, our report dated April 4, 2011 relating to the financial statements and schedules of Nationwide Life and Annuity Insurance Company and subsidiary (the Company) and our report dated March 9, 2011 relating to the financial statements of Nationwide VL Separate Account-G, which appears in the Registration Statement on Form N-6 (No. 333-146650). We also consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Registration Statement on Form N-6 (No. 333-146650), incorporated by reference into this Registration Statement.  Our report with respect to the consolidated financial statements and schedules refers to the Company’s change in its method of evaluating other-than-temporary impairments of debt securities due to the adoption of new accounting requirements issued by the FASB, as of January 1, 2009.

/s/ KPMG LLP

Columbus, Ohio
February 14, 2012